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Exhibit 99.1

At Equity Marketing, Inc.:	At FRB—Weber Shandwick:
Larry Madden	Tony Rossi	Tricia Ross
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6540

For Immediate Release

EQUITY MARKETING REPORTS THIRD QUARTER RESULTS
Company projects continued growth in 2003

        LOS ANGELES, October 30, 2002—Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the third quarter ended September 30, 2002.

        "Our financial results continue to trend in a positive direction, both year-over-year and on a sequential quarter basis," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "For the third quarter, our revenues increased by approximately 30% year-over-year and our earnings per share increased by approximately 23%. Excluding charges (as described below), earnings per share increased 31%. We are particularly pleased with this performance in light of the challenging conditions for the economy and the marketing services industry. Due to the nature of the work we do for our marketing services clients and the evergreen focus of our consumer products business, we believe we have less exposure to industry downturns and can continue to deliver profitable growth through different economic cycles over the long-term.

        "We completed the UPSHOT acquisition during the third quarter and the integration is proceeding very well. We are already having success in winning incremental business with current clients due to the expanded services we now offer. With renewed financial stability, UPSHOT's new business pipeline is growing and we expect their operations to be profitable in 2003," said Mr. Kurz.

Third Quarter Financial Highlights

  •
  Revenues were $53.1 million, an increase of 30.1% over the $40.8 million recorded in the same period in 2001. Organic growth, which excludes the impact of acquisitions, was 9.4%.

  •
  Marketing Services revenue for the quarter represented 80.4% of total revenue, while Consumer Products revenue represented 19.6% of total revenue.

  •
  Gross profit was 28.3% in the third quarter of 2002, as compared to 28.5% in the same period in 2001.

  •
  Overall operating expenses, including charges for UPSHOT integration costs of $161,000 and restructuring of $178,000 further described below, were $11.9 million, or 22.4% of revenue, compared with $9.0 million, or 21.9% of revenue, in the prior year. Excluding charges, operating expenses were $11.5 million, or 21.7% of revenue, in the current quarter, compared with $8.9 million, or 21.7% of revenue, in the prior year.

  •
  Earnings before other income, taxes, depreciation and amortization, and charges ("EBITDA") was $4.0 million, an improvement of 16.5% from the $3.4 million recorded in the same period in 2001.

  •
  Net income was $2.1 million in the third quarter of 2002, or $0.28 per diluted share, compared with net income of $1.8 million, or $0.23 per diluted share, in the same period in 2001, representing an 18.3% improvement. Net income before charges was $2.3 million, or $0.31 per diluted share, in the third quarter of 2002, compared with $1.9 million, or $0.24 per diluted share, in the prior year period, representing an improvement of 26.5%.

  •
  Results for the third quarter of 2001 include Logistix from August 1, 2001 (acquired July 31, 2001) and exclude UPSHOT (acquired July 17, 2002).

Nine Months Financial Highlights

  •
  Revenues were $136.4 million, an increase of 40.5% over the $97.1 million recorded in the same period in 2001. Organic growth, which excludes the impact of acquisitions, was 16.5%.

  •
  Marketing Services revenue for the first nine months of 2002 represented 82.6% of total revenue, while Consumer Products revenue represented 17.4% of total revenue.

  •
  In the second quarter of 2002, the Company forgave a note receivable of $1.7 million as consideration for certain contractual rights.

  •
  Gross profit was 25.5% for the nine months ended September 30, 2002, as compared to 28.7% in 2001. Gross profit before charge for forgiveness of note receivable was 26.8% in the current period.

  •
  Overall operating expenses were $29.9 million, or 21.9% of revenue, compared with $23.5 million, or 24.2% of revenue, in the prior year. Excluding charges, operating expenses were $29.5 million, or 21.7% of revenue, in the current period, compared with $23.4 million, or 24.1% of revenue, in the prior year.

  •
  Earnings before other income, taxes, depreciation and amortization, and charges ("EBITDA") was $8.3 million in the current period, an improvement of 34.4% from the $6.2 million recorded in the same period in 2001.

  •
  In the second quarter of 2002, the Company recorded a non-cash transition charge of $2.5 million after tax, as a cumulative effect of change in accounting principles as required by SFAS No. 142, "Goodwill and Other Intangible Assets."

  •
  Income before cumulative effect of change in accounting principles was $3.3 million in the nine month period ended September 30, 2002, or $0.38 per diluted share, compared with net income of $3.6 million, or $0.39 per diluted share, in the same period in 2001. Net income before charges and cumulative effect of change in accounting principles was $4.6 million, or $0.60 per diluted share, in the current period, compared with $3.6 million, or $0.40 per diluted share, in the prior year period, representing an improvement of 28.1%. Net loss available to common stockholders after charges and cumulative effect of change in accounting principles was $275,000 in the current period, or ($0.05) per diluted share.

  •
  Results for the nine months ended September 30, 2001 include Logistix from August 1, 2001 (acquired July 31, 2001) and exclude UPSHOT (acquired July 17, 2002).

        Revenues in the third quarter were approximately $3.0 million lower than initially projected, primarily as a result of a client's request to have products delivered in the fourth quarter rather than the third quarter as had been initially scheduled. All of this product is scheduled to be delivered by the end of the year.

        Commenting on the third quarter, Mr. Kurz said, "As expected, our gross margin increased from the first half of the year as we saw longer lead times on promotional programs, which reduces our product, tooling and shipping costs.

        "Following the acquisition of UPSHOT, we reevaluated our infrastructure and determined how to best leverage the combined resources of the two companies. We identified areas of overlap and made appropriate adjustments at both agencies in order to streamline operations. In total, the Company has eliminated approximately $4.0 million of annualized operating expenses from the combined organizations. A restructuring charge of $178,000 was recorded in the current quarter in connection with changes made to the Company's core business. These actions should enable the Company to maintain the tight cost structure that has been instrumental in our earnings growth before charges this year," said Mr. Kurz.

Financial Condition

        The Company continues to be in a strong financial position, even after the use of approximately $10 million in cash for the acquisition of UPSHOT. Equity Marketing ended the third quarter of 2002 with $23.3 million in cash, cash equivalents and marketable securities, $28.6 million in working capital, a current ratio of 1.6 and no debt.

Stock Repurchase Program

        In July 2002, Equity's Board of Directors authorized the implementation of a new $10 million stock repurchase program. No shares were repurchased in the third quarter of 2002 under this authorization. Since initiating its original buyback program on July 20, 2000, the Company has spent a total of $12.0 million to purchase 978,309 shares at an average price of $12.23 per share.

Share Count Update

        In accordance with GAAP, based on the level of net income for the third quarter of 2002, the calculation of diluted earnings per share includes the impact of the assumed conversion of preferred stock and excludes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 7.6 million shares in the third quarter.

        In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

Fourth Quarter 2002:	7.6 million shares
Full Year 2002:	5.9 million shares (including charges) or
7.6 million shares (excluding charges)
Full Year 2003:	7.6 million shares

Full Year 2002 Guidance

        Equity Marketing announced guidance for the fourth quarter and revised guidance for the full year 2002. For the fourth quarter, the Company expects revenues to be between $69 million and $74 million, and diluted earnings per share to range from $0.45 to $0.50. For 2002, the Company now expects revenues to be between $205 million and $210 million, and diluted earnings per share before charges to range from $1.05 to $1.10.

        The reduction of the Company's full year 2002 revenue expectations is due to the impact of the West Coast port dispute, which has delayed shipments of both custom promotional products and consumer products and altered production schedules in the Company's overseas facilities. The Company's estimate of this fourth quarter revenue impact is approximately $8.0 million. Most of the revenue impacted by the port dispute that the Company previously expected to recognize in the fourth quarter of 2002 will be deferred into 2003.

        "Although the West Coast port dispute is impacting the recognition of some revenue, we are pleased that the Company is able to increase the bottom range of our guidance for earnings per share before charges," said Mr. Kurz. "This is the result of our increasing gross margins and tight expense controls, which is enabling more revenue to fall to the bottom line. It is also important to note that the port dispute is not expected to have a material impact on our aggregate sales levels, only on the timing of the revenue recognition."

2003 Outlook

        Equity Marketing also provided guidance for 2003. For the full year 2003, the Company expects revenue to range between $230 million and $260 million, and diluted earnings per share to range between $1.20 and $1.50.

        Mr. Kurz commented on the outlook for Equity Marketing. "Looking ahead, we are expecting growth from both the Marketing Services and Consumer Products business lines that should result in solid revenue growth for the overall Company in 2003. Based on programs we have already been awarded, our global marketing and promotions business alone has visibility on approximately $85 million in revenue for 2003. Such levels represent a 31% improvement relative to our position at this time last year and exclude projects currently under consideration, as well as any revenue from the Consumer Products division, where purchase order lead times are very tight. Our key client relationships have shown strong growth in 2002, and we expect to continue to play a major role in their marketing strategies going forward.

        "Our consumer products continue to have good sell-through, although we are pursuing a conservative production and inventory strategy given the uncertain economic conditions and the desire of retailers to keep inventory as low as possible. We have a number of promotional tie-ins with the home video version of the Scooby-Doo™ movie, which should keep sales of this product line growing. We are very excited that we had the opportunity to add a great new Disney property this quarter in Kim Possible™. This new television show has been getting good ratings, and based on discussions we are having with retailers, we think this will be a strong seller when we roll out our first products in Spring 2003.

        "From an overall perspective, we are pleased with the strategic position of the Company following the UPSHOT acquisition. Our diversification strategy is working, as we have never had a broader array of clients, service offerings and global presence. With enhanced capabilities, we have a stronger foundation from which to grow both organically and through additional selected acquisitions," said Mr. Kurz.

Third Quarter Conference Call

        The Company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its third quarter 2002 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

        To be added to Equity Marketing's investor e-mail lists, please contact Tricia Ross via e-mail at tross@webershandwick.com or via phone at (310) 407-6540.

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental marketing. The Company's clients include Burger King Corporation, The Coca-Cola Company, CVS/pharmacy, Diageo, Kellogg's, Morgan Stanley, and Procter & Gamble, among others. The Company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

FINANCIAL TABLES FOLLOW

Equity Marketing, Inc.

Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
Revenues	$53,119	$40,828	$136,385	$97,092
Cost of sales	38,084	29,187	99,865	69,258
Forgiveness of note receivable	—	—	1,685	—

Gross profit	15,035	11,641	34,835	27,834
Operating expenses:
Salaries, wages and benefits	6,054	4,152	14,979	11,428
Selling, general and administrative	5,490	4,725	14,552	12,001
Integration costs	161	81	219	81
Restructuring charge	178	—	178	—

Total operating expenses	11,883	8,958	29,928	23,510

Income from operations	3,152	2,683	4,907	4,324
Other income	121	206	191	1,400

Income before provision for income taxes and cumulative effect of change in accounting principles	3,273	2,889	5,098	5,724
Provision for income taxes	1,142	1,088	1,752	2,148

Income before cumulative effect of change in accounting principles	2,131	1,801	3,346	3,576
Cumulative effect of change in accounting principles, net of tax	—	—	(2,496)	—

Net income	2,131	1,801	850	3,576
Preferred stock dividends	375	375	1,125	1,125

Net income (loss) available to common stockholders	$1,756	$1,426	$(275)	$2,451

Basic income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.31	$0.24	$0.39	$0.41

Cumulative effect of change in accounting principles	$—	$—	$(0.44)	$—

Income (loss) per share	$0.31	$0.24	$(0.05)	$0.41

Weighted average shares outstanding	5,740,001	5,978,322	5,714,546	6,048,926

Diluted income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.28	$0.23	$0.38	$0.39

Cumulative effect of change in accounting principles	$—	$—	$(0.42)	$—

Income (loss) per share	$0.28	$0.23	$(0.05)	$0.39

Weighted average shares outstanding	7,582,285	7,877,538	5,908,233	6,223,071

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Equity Marketing, Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Cash and cash equivalents	$22,847	$21,935
Marketable securities	500	7,200
Accounts receivable, net	29,463	22,695
Note receivable	—	2,183
Inventories	13,581	9,337
Prepaids and other current assets	6,607	6,775

CURRENT ASSETS	72,998	70,125
Fixed assets, net	4,243	4,178
Intangible assets, net	33,937	25,439
Other assets	1,547	1,620

TOTAL ASSETS	$112,725	$101,362

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$—	$—
Accounts payable	24,001	22,114
Accrued liabilities	20,422	11,391

CURRENT LIABILITIES	44,423	33,505
Long-term liabilities	2,143	2,335

TOTAL LIABILITIES	46,566	35,840
Mandatory redeemable preferred stock	23,049	23,049
Common stock	—	—
Additional paid-in capital	20,854	20,050
Retained earnings	35,689	35,964
Accumulated other comprehensive income	1,366	242
Less:
Treasury stock	(14,164)	(13,773)
Unearned compensation	(635)	(10)

TOTAL STOCKHOLDERS' EQUITY	43,110	42,473

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$112,725	$101,362

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Equity Marketing, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2002	2001
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$850	$3,576
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principles, net of tax	2,496	—
Depreciation and amortization	1,311	1,770
Provision for doubtful accounts	334	163
(Gain) loss on disposal of fixed assets	(12)	3
Tax benefit from exercise of stock options	16	246
Amortization of restricted stock	33	—
Forgiveness of note receivable	1,685	—
Changes in operating assets and liabilities—
Increase (decrease) in cash and cash equivalents:
Accounts receivable	(4,250)	3,228
Note receivable	498	6,171
Inventories	(2,430)	(1,409)
Prepaid expenses and other current assets	2,552	(277)
Other assets	75	(665)
Accounts payable	(1,234)	(1,291)
Accrued liabilities	4,120	(7,149)
Long-term liabilities	(92)	(72)

Net cash provided by operating activities	5,952	4,294

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(624)	(889)
Proceeds from sale of fixed assets	133	—
Proceeds from sale of marketable securities	6,700	5,100
Payment for purchase of UPSHOT	(9,997)	—
Payment for purchase of Logistix Limited, net of $1,747 cash acquired	(11,408)
Payment for purchase of Contract Marketing, Inc. and U.S. Import and Promotions Co.	—	(556)

Net cash used in investing activities	(3,788)	(7,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(1,125)	(1,125)
Purchase of treasury stock	(391)	(5,078)
Proceeds from exercise of stock options	130	1,227

Net cash used in financing activities	(1,386)	(4,976)

Net increase in cash and cash equivalents	778	(8,435)
Effects of exchange rates on cash and cash equivalents	134	28
CASH AND CASH EQUIVALENTS, beginning of period	21,935	32,405

CASH AND CASH EQUIVALENTS, end of period	$22,847	$23,998

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Equity Marketing, Inc.

Reconciliation of Income Before Cumulative Effect of Change in Accounting Principles to EBITDA
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
Income before cumulative effect of change in accounting principles	$2,131	$1,801	$3,346	$3,576
Other income	(121)	(206)	(191)	(1,400)
Provision for income taxes	1,142	1,088	1,752	2,148
Forgiveness of note	—	—	1,685	—
Integration costs	161	81	219	81
Restructuring charge	178	—	178	—
Depreciation	424	394	1,172	1,126
Amortization	84	274	139	644

EBITDA	$3,999	$3,432	$8,300	$6,175

QuickLinks

  Exhibit 99.1
EQUITY MARKETING REPORTS THIRD QUARTER RESULTS
  Condensed Consolidated Statements of Income (In thousands, except share and per share data)
  Condensed Consolidated Balance Sheets (In thousands)
  Condensed Consolidated Statements of Cash Flows (In thousands)
  Reconciliation of Income Before Cumulative Effect of Change in Accounting Principles to EBITDA (In thousands)